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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

(Check One) [ ]Form 10-K [X]Form 20-F [ ]Form 11-K [ ]Form 10-Q [ ]Form N-SAR

                 For Period Ended: December 31, 2002
                                   -------------------------------
                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR
                 For the Transition Period Ended:
                                                  ---------------------------

  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE

   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                       PART I - REGISTRANT INFORMATION

Gracechurch Card Funding                          Gracechurch Receivables
     (No. 2) PLC                                      Trustee Limited
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Full Name of Registrant

N/A
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Former Names if Applicable

 54 Lombard Street                                      26 New Street
  London EC3P 3AH                                        St. Helier
  United Kingdom                                        Jersey JE2 3RA
44-(0)207-699-5000                                     44-1534-814814
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Addresses of Principal Executive Office (STREET AND NUMBER)


                      PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

 [X]     (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [ ]     (b)     The subject annual report, semi-annual report, transition
                 report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 [ ]     (c)     The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.

                             PART III - NARRATIVE

State below in reasonable detail the reasons why the Forms 10-K, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

In reliance on the procedures outlined in numerous no-action letters issued by the Commission's Staff with respect to issuers of substantially similar asset-backed securities, asset-backed issuers, such as the registrants, are permitted to file annual reports on Form 20-F with modified informational requirements, including, among other things, a report of independent auditors on compliance by the servicer with its servicing obligations and minimum servicing standards. Our independent auditors are in the process of completing their review of the servicer, however they will not be able to complete their review and provide their report prior to June 30, 2003 without unreasonable effort or expense.
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                         PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Dennis Uhlir                   +44                (0)207 006 2183
         --------------------------     -----------        ------------------
                  (Name)                (Country Code)     (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
         [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:

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                      Gracechurch Card Funding (No. 2) PLC
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 30, 2003                    By: /s/ Richard Sommers
      -----------------------------        -------------------------------------
                                           Richard Sommers
                                           As Director of Gracechurch Card
                                           Funding (No. 2) PLC

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                    Gracechurch Receivables Trustee Limited
             ------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 30, 2003                    By: /s/ Richard Sommers
      -----------------------------        -------------------------------------
                                           Richard Sommers
                                           As Director of Gracechurch
                                           Receivables Trustee Limited

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.